Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of August 16, 2013, by and between HMS INCOME FUND, INC., a Maryland corporation (successor-by-merger to HMS INCOME LLC, the “Borrower”) and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

RECITALS:

WHEREAS, the Borrower, the lenders named therein (the “Lenders”), and the Administrative Agent entered into that certain Credit Agreement dated as of May 24, 2012 (as amended, modified, restated, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, following the execution and delivery of the Credit Agreement, the Borrower consummated the Permitted Merger (as defined in the Credit Agreement); and

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to amend the Credit Agreement to, among other things, increase the Revolver Commitments and include additional covenants to protect the Lenders’ security interests in the Collateral (as defined in the Credit Agreement) following the Permitted Merger.

NOW THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Except as otherwise provided below, unless the context hereof indicates otherwise, all capitalized terms used herein shall have the same meaning as such capitalized terms are defined in the Credit Agreement.

2. Amendment to the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Credit Agreement is hereby amended as follows:

(a) The following definitions in Section 1.01 of the Credit Agreement are hereby deleted in their entirety and the following are substituted in place thereof:

““Revolver Commitment” means, with respect to each Lender, (i) the amount set forth opposite the name of such Lender on Schedule B, as the same may be amended or modified from time to time pursuant to the terms hereof, or (ii) as to any Lender which enters into an Assignment and Assumption (whether as transferor Lender or as assignee thereunder), the amount of such Lender’s Revolver Commitment after giving effect to such Assignment and Assumption, in each case as such amount may be reduced from time to time pursuant to Section 2.08 or terminated pursuant to Section 2.09.”

(b) The following shall be inserted as new definitions in Section 1.01 of the Credit Agreement in alphabetical order:

““Adviser Event” means the occurrence of any one or more of the following events: (a) any failure by the Adviser to make any payment, transfer or deposit required to be made by the Borrower into an account established and maintained by the Collateral Custodian in the name of the Borrower (and any sub-accounts related thereto) which is subject to a Custodial Agreement, which failure continues unremedied for a period of two Business Days; or (b) the occurrence of any of the events listed in Sections 9(b)(i)-9(b)(v) of the Advisory Agreement.

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“Adviser Termination Notice” has the meaning set forth in Section 5.43.

“Control Agreement” means the Control Agreement dated as of May 24, 2012 by and among the Administrative Agent, the Borrower and Amegy Bank, National Association, as the same may from time to time be amended, restated, supplemented or otherwise modified.”

(c) Section 5.01(d) of the Credit Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

“(d) as soon as available and in any event within 30 days after the end of each calendar month, a monthly summary from the Collateral Custodian with respect to the Collateral subject to the Custodial Agreements with the Collateral Custodian, such summary to be in form and substance acceptable to the Administrative Agent;”

(d) Section 5.02 of the Credit Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

“SECTION 5.02 Inspection of Property, Books and Records.

(a) The Borrower will (i) keep, and will cause each of its Subsidiaries to keep, its books and records in conformity with GAAP for all dealings and transactions in relation to its business and activities; (ii) permit, will cause each Subsidiary of the Borrower and each Loan Party to permit, and will direct the Adviser to permit, at reasonable times with at least five (5) Domestic Business Days’ prior notice (or such lesser time period agreed upon by the Administrative Agent and the Borrower), which notice shall not be required in the case of an emergency, the Administrative Agent or its designee, at the expense of the Borrower and Loan Parties, to perform periodic field audits and investigations of the Borrower, the Loan Parties and the Collateral, from time to time; and (iii) permit, and will cause each Subsidiary to permit, with at least five (5) Domestic Business Days’ prior notice (or such lesser time period agreed upon by the Administrative Agent and the Borrower), the Administrative Agent or its designee, at the expense of the Borrower and the Loan Parties, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided that the Borrower shall only be required to reimburse the Administrative Agent for only one such inspection each Fiscal Quarter unless a Default shall have occurred and be continuing. The Loan Parties agree, and the Borrower shall direct the Adviser, to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

(b) In connection herewith, the Borrower shall cause the Adviser to not change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral, or change the jurisdiction of its formation, unless the Borrower or the Adviser shall have provided the Administrative Agent with 30 days’ written notice of such move and other documents and instruments as the Administrative Agent may reasonably request in connection therewith and shall have taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral.”

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(e) Section 5.41 of the Credit Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

“SECTION 5.41 Custody Agreements. The Borrower shall not permit any Loan Party, and the Borrower shall not permit the Adviser, on behalf of the Borrower, to enter into any custody agreement or equivalent arrangement with any person to hold securities, cash or other assets of any Loan Party unless the Person acting as custodian shall have delivered a Custodial Agreement and, if requested by the Administrative Agent, a control agreement, to the Administrative Agent (in each case in form and substance satisfactory to the Administrative Agent).”

(f) The following new sections shall be added immediately following Section 5.41 of the Credit Agreement:

“SECTION 5.42. Adviser Information Reports. The Borrower shall deliver to the Administrative Agent any and all periodic and special reports required by Sections 4(b)(i) and 4(b)(ii) of the Advisory Agreement, immediately upon receipt of such reports from Adviser, to the extent such reports are not publicly filed.

SECTION 5.43. Notice of Adviser Events and Certain Breaches.

(a) The Borrower will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent written notice of (i) any material breach of any representation, warranty, agreement or covenant under the Advisory Agreement or any occurrence of an event for which the Adviser may terminate the Advisory Agreement for cause, (ii) any material breach of any representation, warranty, agreement or covenant under the Sub-Advisory Agreement or any occurrence of an event for which the Sub-Adviser may terminate the Sub-Advisory Agreement for cause, (iii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a material breach or event described in clauses (i) and (ii), in each case, promptly upon learning thereof, and (iv) the occurrence of each Adviser Event. In addition, no later than five Business Days following the Borrower’s discovery or notice of the occurrence of any of the events described in clauses (i)-(iii), the Borrower will provide to the Administrative Agent a written statement of the chief financial officer, controller, or chief executive officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(b) Upon Borrower’s discovery or receipt of notice that the Advisory Agreement may be terminated, the Borrower shall give immediate notice of such potential termination to the Administrative Agent (“Adviser Termination Notice”). If the Borrower elects to terminate the Advisory Agreement, the Borrower shall, subject to the approval of the Borrower’s board of directors and stockholders and the consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed, (i) identify a successor Adviser, and (ii) engage such successor Adviser in accordance with applicable Law and the Borrower’s Organizational Documents to perform obligations similar to those performed by the Adviser under the Advisory Agreement.

SECTION 5.44 Custodial Agreements. Borrower (a) shall promptly provide to Adviser true and correct copies of each Custodial Agreement, including any amendments, modifications, supplements or replacements thereof, and (b) shall cause Adviser to comply with all terms and conditions of the Control Agreement and any other Custodial Agreement.

SECTION 5.45 Amendments, Waivers, and Termination of the Advisory Agreement and Sub-Advisory Agreement. Borrower shall not make any material amendment, waiver or other modification of any provision of the Advisory Agreement without the written agreement of the Administrative Agent.”

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(g) Section 6.01(b) of the Credit Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

“(b) any Loan Party shall fail to observe or perform any covenant contained in Section 5.01(e) and (i), 5.02 (ii) and (iii), 5.03, 5.04, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18, 5.29, 5.31, 5.33, 5.34, 5.41 and 5.44; or ”

(h) The attached Schedule B shall be added as a new schedule to the Credit Agreement immediately following Schedule A thereof.

3. Conditions Precedent to Effectiveness of Amendment. This Amendment shall become effective when, and only when, the Administrative Agent shall have received:

(a) counterparts of this Amendment duly executed by the Borrower, the Administrative Agent and the Lenders;

(b) the Revolver Note in the aggregate principal amount of Twenty-Five Million and no/100 Dollars ($25,000,000.00) executed by the Borrower in favor of the Administrative Agent (reflecting the $10,000,000.00 increase to its Revolver Commitment);

(c) an officer’s certificate from the Borrower with appropriate certifications and attachments, including (i) resolutions of the board of directors (or other governing body) of the Borrower certified by the Secretary (or other custodian of records) of the Borrower which authorize the execution, delivery, and performance by the Borrower of this Amendment and the other Loan Documents to which it is a party, (ii) certificates of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Amendment and the other Loan Documents to which the Borrower is or is to be a party, together with specimen signatures of such Persons, (iii) updated Operating Documents of the Borrower, (iv) updated certified copies of the Borrower’s Organizational Documents, and (v) a certificate of the Secretary of State of the Borrower’s state of organization as to the good standing and legal existence of the Borrower;

(d) all fees and other amounts due and payable, including, to the extent invoiced, reimbursement or payment of all legal fees and expenses of the Administrative Agent’s counsel, and all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder; and

(e) such other documents or items as the Administrative Agent, the Lenders or their counsel may reasonably request in connection with this Amendment.

4. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) It is duly authorized and empowered to execute, deliver and perform this Amendment and all other instruments referred to or mentioned herein to which it is a party, and all action on its part requisite for the due execution, delivery and the performance of this Amendment has been duly and effectively taken.

(b) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement, as amended hereby, and any other Loan Documents executed in connection herewith or therewith are true in all material respects on and as of the date hereof as though made on and as of the date hereof, except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty was true in all material respects when made.

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(c) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default.

(d) When duly executed and delivered, each of this Amendment and the Credit Agreement will be legal and binding obligations of it, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and by equitable principles of general application.

5. Reference to and Effect on the Loan Documents.

(a) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Amendment”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the Loan Documents shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended above, the Credit Agreement, the Notes, and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent, nor constitute a waiver of any provision of any of the Loan Documents.

6. Costs and Expenses. The Borrower agrees to pay on demand all out of pocket costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including reasonable legal fees and expenses for counsel for the Administrative Agent.

7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

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SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed in multiple counterparts, each of which is an original instrument for all purposes, all as of the day and year first above written.

BORROWER:

HMS INCOME FUND, INC., a Maryland corporation (successor-by-merger to HMS Income LLC)

By:	/s/ Ryan T. Sims
Name:	Ryan T. Sims
Title:	Chief Financial Officer and Secretary

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ADMINISTRATIVE AGENT AND LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Bobby Hamilton
Bobby Hamilton, Vice President

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SCHEDULE B

REVOLVER COMMITMENT

Lender	Revolver Commitment
Capital One, National Association	$25,000,000.00

First Amendment to Credit Agreement – Schedule B